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                                                                                    Exhibit 12.1

                                                    UNIVERSAL OUTDOOR, INC.
                                     COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                     (Dollars in thousands)





                                          1991         1992         1993         1994        1995      1996
                                        --------     --------     --------     --------     ------    -------
Pre-tax income (loss)
 from continuing operations.........    $(4,500)     $(6,349)     $(5,727)     $(1,671)     $  969    $ 3,660
                                        --------     --------     --------     --------     ------    -------
Fixed charges:
  Interest expense and amortization
   of debt discount on all
   indebtedness.....................      6,599        9,591        8,965        8,314       8,627     15,730
                                        --------     --------     --------     --------     ------    -------
Earnings before income taxes
  and fixed charges.................      2,099        3,242        3,238        6,643       9,596     19,390
                                        --------     --------     --------     --------     ------    -------
                                        --------     --------     --------     --------     ------    -------
Ratio of earnings to fixed charges         (A)          (A)          (A)          (A)          1.1        1.2
                                        --------     --------     --------     --------     ------    -------
                                        --------     --------     --------     --------     ------    -------

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(A)  As a result of the loss incurred, the Company was unable to fully cover the indicated fixed charges.
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